U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

1       Name and Address of Reporting Person:
        Phillip L. McStotts, 1292 Sophia Circle, Murray, UT 84123

2       Issuer Name and Ticker or Trading Symbol:
        ZEVEX International, Inc.              ZVXI

3       IRS or Social Security Number of Reporting Person (Voluntary):

4       Statement for Month/Year:              1/2003

5       If Amendment, Date of Original (Month/Year):               n/a

6       Relationship of Reporting Person to Issuer (Check all applicable):
        () Director    (X) Officer (give title below) (  ) 10% Owner
        ( ) Other (specify below)
        Title: Chief Financial Officer

7       Individual or Joint/Group Filing (Check applicable line):
        (X) Form Filed By One Reporting Person
        (  ) Form Filed By On More Than One Reporting Person

Table I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned
1       Title of Security:          Common Stock
2       Transaction Date (Month/Day/Year):
3       Transaction Code:
4       Securities Acquired (A) or Disposed of (D):
5       Amount of Securities Beneficially Owned at End of Month:
6       Ownership Form: Direct (D) or Indirect ( I ):
7       Nature of Indirect Beneficial Ownership:

Table II - Derivative Securities Acquired, Disposed of or Beneficially Owned
1       Title of Derivative Security:      Employee Stock Option (Right to Buy)
2       Conversion or Exercise Price of Derivative Security:       1.9
3       Transaction Date (Month/Day/Year):            1/13/2003
4       Transaction Code:           A
5       Number of Derivative Securities Acquired (A) or Disposed of (D):  5,000
6       Date Exercisable and Expiration Date (Month/Day/Year):1/3/2004, 1/3/2010
7       Title and Amount of Underlying Securities:    Common Stock       5,000
8       Price of Derivative Securities:             0
9       Number of Derivative Securities Beneficially Owned at End of Month:
10      Ownership Form of Derivative: Direct (D) or Indirect ( I ):
11      Nature of Indirect Beneficial Ownership:

Table II - Derivative Securities Acquired, Disposed of or Beneficially Owned
1       Title of Derivative Security:       Employee Stock Option (Right to Buy)
2       Conversion or Exercise Price of Derivative Security:       1.9
3       Transaction Date (Month/Day/Year):            1/13/2003
4       Transaction Code:           A
5       Number of Derivative Securities Acquired (A) or Disposed of (D): 5,000
6       Date Exercisable and Expiration Date (Month/Day/Year):1/3/2005, 1/3/2010
7       Title and Amount of Underlying Securities:    Common Stock        5,000
8       Price of Derivative Securities:        0
9       Number of Derivative Securities Beneficially Owned at End of Month:
10      Ownership Form of Derivative: Direct (D) or Indirect ( I ):
11      Nature of Indirect Beneficial Ownership:

Table II - Derivative Securities Acquired, Disposed of or Beneficially Owned
1       Title of Derivative Security:       Employee Stock Option (Right to Buy)
2       Conversion or Exercise Price of Derivative Security:       1.9
3       Transaction Date (Month/Day/Year):            1/13/2003
4       Transaction Code:           A
5       Number of Derivative Securities Acquired (A) or Disposed of (D):   5,000
6       Date Exercisable and Expiration Date (Month/Day/Year):1/3/2006, 1/3/2010
7       Title and Amount of Underlying Securities:    Common Stock        5,000
8       Price of Derivative Securities:             0
9       Number of Derivative Securities Beneficially Owned at End of Month:
10      Ownership Form of Derivative: Direct (D) or Indirect ( I ):
11      Nature of Indirect Beneficial Ownership:

Table II - Derivative Securities Acquired, Disposed of or Beneficially Owned
1       Title of Derivative Security:      Employee Stock Option (Right to Buy)
2       Conversion or Exercise Price of Derivative Security:       1.9
3       Transaction Date (Month/Day/Year):            1/13/2003
4       Transaction Code:           A
5       Number of Derivative Securities Acquired (A) or Disposed of (D): 5,000
6       Date Exercisable and Expiration Date (Month/Day/Year):1/3/2007, 1/3/2010
7       Title and Amount of Underlying Securities:    Common Stock        5,000
8       Price of Derivative Securities:        0
9       Number of Derivative Securities Beneficially Owned at End of Month:20000
10      Ownership Form of Derivative: Direct (D) or Indirect ( I ):D
11      Nature of Indirect Beneficial Ownership:


Signature of Reporting Person: /S/Phillip L. McStotts
Date:       1/3/2003